Exhibit 10.13

DAVID E. GARNER CEO & PRESIDENT

June 5, 2007

Keith Powell

Keith Powell Consulting Inc.

4243 Bridlepath Trail

Mississauga, Ontario, Canada

L5L 3K3

Dear Keith:

On behalf of the Board of Directors of SITEL Worldwide Corporation (“Sitel” or the “Company”), and the thousands of associates at Sitel, I want to welcome you as a member of our Board. It is our hope that you will find your experience with us both professionally rewarding and personally enjoyable.

We believe that you can make a significant contribution toward helping Sitel achieve its goals. Consequently, as approved by the Board, effective from and after May 7, 2007, the compensation payable to you for your services will include the following:

1.

A quarterly service fee of Sixteen Thousand Two Hundred Fifty Dollars ($16,250) payable on the first business day of each calendar quarter of your tenure for your service as a Board member, payable 50% in cash and 50% in stock.

2.

A meeting fee of Fifteen Thousand Dollars ($15,000) per quarter regardless of the number of meetings held, payable 50% in cash and 50% in stock. We estimate that there will be a minimum of one (1) Board meeting each quarter, although circumstances may occasionally dictate the need for more.

3.	Reimbursement of all reasonable expenses associated with your attendance at Board meetings in accordance with Sitel’s published expense policies.

4.

The Company will indemnify you to the fullest extent allowed under the Delaware General Corporation Law, as amended from time to time (the “DGCL”), if you were a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were a director of the Company or, while a director of the Company, you are or were serving at the request of the Company as a director, officer, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. This indemnification right includes the right to be paid by the Company for any of your costs or expenses (including attorney’s fees) incurred in defending any such action, suit or proceeding in advance of its final disposition to the maximum extent permitted under the DGCL.

If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within sixty (60) days after a written claim has been

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received by the Company, you may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, you will also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification of advancement of costs of defense is not permitted under the DGCL, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including the Board of Directors or any committee thereof independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, you is permissible in the circumstances nor an actual determination by the Company (including the Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.

In the event of your death, this indemnification right shall inure to the benefit of your heirs, executors, administrators, and personal representatives. The right conferred above shall not be exclusive of any other right which you may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors agreement, or otherwise.

5.	The other terms and conditions of Board membership are as stated in the Company’s Certificate of Incorporation and Bylaws.

We look forward to your service on the Board of Directors. If you are in agreement with these terms, would you please sign below and return a copy of the letter to me.

Sincerely,
/s/ David Garner
On behalf of the Board of Directors

Agreed to:
/s/ Keith Powell
Keith Powell